UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2001

CENTURA SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-21010	94-2874178
(Commission File Number)	(IRS Employer Identification Number)

975 Island Drive
Redwood Shores, California   94065
(Address of principal executive offices including zip code)

(650) 596-3400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

Centura Software Corporation (Nasdaq: CNTR, effective 4/2/01 MBRN), currently doing business as Mbrane (the "Registrant"), a Delaware corporation, announced today the closing of the sale of Gupta Technologies, its client-server database software business to Platinum Equity, LLC. The transaction, valued at between $13.7 and $20 million, was initially announced January 18, 2001. The sale enables Mbrane to focus on the market opportunities in its mobile, wireless and embedded software business.

The transaction is comprised of cash, the retention of accounts receivable related to the acquired business, the assumption of deferred revenue obligations by the purchaser, and a royalty stream based on future revenues of the acquired business of up to $6.3 million over a five-year period.

Commenting on the sale, Mbrane CEO Scott Broomfield said, "With the divestiture of this business segment, we complete a major step in our corporate strategy. We are strongly positioned to aggressively grow our mobile, wireless and embedded software business. Centura is now a pure play company focused on high growth markets. We're confident that the e-Business products are in excellent hands with Platinum Equity as the operation's new owner."

Industry research indicates that there is substantial market potential for Mbrane's mobile, wireless and embedded software business. IDC forecasts that by 2003, 47.1 million people will work while traveling or commuting. By 2004, the worldwide market for smart handhelds will grow to over 63.4 million units, creating a $26 billion opportunity. Moreover, IDC estimates that worldwide sales automation application revenues will grow to $4.1B in 2004. To enable the mobilization of workforces using these applications, companies need a secure, robust, and adaptive mobile enterprise software, which Mbrane provides today within its Mbrane Touchpoint Solution.

Item 7. Financial Statements and Exhibits.

(a) Not applicable.

(b) In accordance with Item 7(a)(4) of Form 8-K, the required pro forma financial statements will be filed, by amendment to this Form 8-K, on or before May 7, 2001.

(c) Exhibits

Number	Exhibit
2.1	The Membership Interest Purchase Agreement by and between Centura Software Corporation and Gupta Holdings, LLC dated as of January 15, 2001.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

CENTURA SOFTWARE CORPORATION

By:	/s/ Richard Lucien

Richard Lucien
Senior Vice President, Finance Chief Financial Officer

Dated: March 9, 2001

EXHIBIT INDEX

Number	Exhibit
2.1	The Membership Interest Purchase Agreement by and between Centura Software Corporation and Gupta Holdings, LLC dated as of January 15, 2001.